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                                                                      Exhibit 23

                         Independent Auditors' Consent
                         -----------------------------


The Board of Directors
Guest Supply, Inc.:


          We consent to incorporation by reference in the Registration Statements (File Nos. 2-89233, 2-89234, 33-22872 and 33-63352) on Form S-8 of
Guest Supply, Inc. of our report dated November 18, 1996 relating to the consolidated balance sheets of Guest Supply, Inc. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, cash flows, and shareholders' equity and related schedule for each of the years in the three-year period ended September 30, 1996, which report appears in the September 30, 1996 annual report on Form 10-K of Guest Supply, Inc.



KPMG Peat Marwick LLP


Short Hills, New Jersey
December 27, 1996